News Release

Corporate Headquarters:
1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

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Goodyear to Sell North American Farm Tire Assets

AKRON, Ohio, February, 28, 2005 – The Goodyear Tire & Rubber Company today announced that it has reached agreement with Titan Tire Corporation, a subsidiary of Titan International, Inc., to sell its North American farm tire assets, including its manufacturing plant, property and equipment in Freeport, Ill., and inventories, pending government, regulatory and union approvals.

The sale, which also would include a licensing agreement with Titan to manufacture and sell Goodyear-branded farm tires in North America, is valued at approximately $100 million, according to Jonathan D. Rich, president of the North American Tire (NAT) business for Goodyear. The sale is expected to result in a one-time gain. On an on-going basis, the sale would result in a revenue reduction of about $200 million annually, but would improve NAT earnings and eliminate the need for further investment required for the NAT farm business.

“This agreement is important in that it allows Goodyear to sell a non-core asset in a business that has been challenging to our earnings, yet allows continued access to the same high-quality Goodyear-branded tires from a company that considers the farm business as core,” Rich said.

“Goodyear tires have been a part of the North American farm for more than 100 years,” Rich said. “It was important to us to continue to have Goodyear farm tires as part of the North American farming community.”

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Goodyear is the world’s largest tire company. Headquartered in Akron, Ohio, the company manufactures tires, engineered rubber products and chemicals in more than 80 facilities in 28 countries. It has marketing operations in almost every country around the world. Goodyear employs about 80,000 people worldwide. More information on Goodyear farm tires is available at www.goodyearag.com.

Titan International, a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (all-terrain vehicles and trailers) applications.

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Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including the company’s ability to obtain the necessary regulatory approvals and satisfy other contingencies with respect to the above referenced transaction. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company’s Form 10-K for the year ended Dec. 31, 2003 and Form 10-Q for the quarter ended Sept. 30, 2004, which are on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.